THE ICON FUNDS
                             AMENDED AND RESTATED
                         RULE 12b-1 DISTRIBUTION PLAN


                                   RECITALS

ICON Funds, an unincorporated business trust organized and existing under the laws of the Commonwealth of Massachusetts (the "Trust"), engages in business as an open-end management investment company and is registered as such under the Investment Company Act of 1940, as amended (the "Act"); and

The Trust is authorized to issue an unlimited number of shares of beneficial interest (the "Shares") in separate series representing interests in separate portfolios of securities and other assets; and

Pursuant to Section 12(b) of the Act and the rules and regulations thereunder as the same may be issued or amended from time to time, and specifically pursuant to Rule 12b-1 (the "Rule"), the Trust has adopted this Distribution Plan (the "Plan"). The Plan is designed to comply with the requirements of the Rule. The Plan pertains to Class C and Class I shares of each Fund set forth on Exhibit A attached hereto (each a "Fund" and collectively the "Funds"), as such Exhibit may be revised from time to time.

The Trustees of the Trust as a whole, and the Trustees who are not interested persons of the Trust (as defined in the 1940 Act) and who have no direct or indirect financial interest in the operation of this Plan or in any agreement relating hereto (the "Independent Trustees"), have determined, in the exercise of reasonable business judgment and in light of their fiduciary duties under state law and under Section 36(a) and (b) of the Act, that there is a reasonable likelihood that this Plan will benefit the Funds, each class of Shares and Fund shareholders, and have approved this Plan by votes cast at a meeting called for the purpose of voting hereon and on any agreements related hereto.

                                THE 12b-1 PLAN

1. DISTRIBUTION AND SERVICING ACTIVITIES. Subject to the supervision of the Trustees of the Trust, the Trust may, directly or indirectly, engage in any activities primarily intended to result in the sale of Shares of a Fund, which activities may include, but are not limited to, the following:

      a) payments  of the  Trust's  Distributor  and to  securities dealers and
         others  payment  of   compensation   to  and  expenses  of  personnel
         (including personnel of organizations with which the Trust has entered into agreements related to this Plan) who engage in or
         support   distribution   of  Shares  of  the  Funds  or  who   render
         shareholder support services not otherwise provided by the Trust's transfer agent, administrator, or custodian, including but not limited to, answering inquiries regarding the Trust, processing shareholder transactions, providing personal services and/or the maintenance of shareholder accounts, providing other shareholder liaison services, responding to shareholder inquiries, providing information on shareholder investments in the Funds, and providing such other shareholder services as the Trust may reasonably request;

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      b) formation and implementation  of marketing and promotional  activities,
         including, but  not  limited  to,   direct  mail   promotions   and
         television,  radio,   newspaper,   magazine  and  other  mass  media
         advertising;

      c) preparation, printing and distribution of sales literature;

      d) preparation, printing and distribution of prospectuses and statements of additional information and reports of the Trust for recipients other than existing shareholders of the Trust; and

      e) obtaining such information, analyses and reports with respect to marketing and promotional activities as the Trust may, from time to time, deem advisable.

      The Trust is authorized to engage in the activities listed above, and in any other activities primarily intended to result in the sale of Shares of a Fund, either directly or through other persons with which the Trust has entered into agreements related to this Plan.

2.    EXPENDITURES.

      a) BASE AMOUNT FOR ALL CLASSES OF SHARES. Fund assets may be utilized to pay for or reimburse expenditures in connection with sales and promotional services, such as those set forth in paragraph 1(b)
         above,  related  to  the  distribution  of  Fund  shares,   including
         personal   services   provided  to  prospective   and  existing  Fund
         shareholders, provided the total amount expended pursuant to this Plan does not exceed 0.25% of net assets on an annual basis.

      b) ADDITIONAL AMOUNT FOR CLASS C SHARES. Fund assets attributable to Class C Shares in specific shareholder accounts will be utilized to cover fees paid to broker-dealers and others for marketing sales and promotional services related to distribution of said shares in an amount not to exceed 0.75% of net assets on an annual basis.

      c) ADDITIONAL AMOUNT FOR CLASS I SHARES. Fund assets attributable to Class I Shares in specific shareholder accounts will not be utilized to pay additional fees to broker-dealers and others for marketing sales and promotional services related to distribution.

3.    TERM AND TERMINATION.

      a) This Restated Plan shall be effective as of the 9th day of July 2002 through May 2003. Unless terminated as herein provided, this Plan shall continue in effect for one year from May, 2003 and shall continue to effect for successive periods of one year thereafter, but only so long as each such continuance is specifically approved by votes of a majority of both (i) the Trustees of the Fund and (ii) the Independent Trustees, cast at a meeting called for the purposes of voting on such approval.

      b) This Plan may be terminated at any time with respect to a Fund or a class of a Fund by a vote of a majority of the Independent Trustees or by a vote of a majority of the outstanding voting securities of a Fund or the applicable class of a Fund as defined in the 1940 Act (as the case may be).

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4.    AMENDMENTS.

     a) This Plan may not be amended to increase materially the maximum expenditures permitted by Section 2 hereof unless such amendment is approved by a vote of the majority of the outstanding voting securities of a Fund as defined in the 1940 Act with respect to which a material increase in the amount of expenditures is proposed, and no material amendment to this Plan shall be made unless approved in the manner provided for annual renewal of this Plan in Section 3(a) hereof.

    b) In connection with any meeting of shareholders of a Fund, on matters affecting on a particular class, only shareholders of said class shall be entitled to vote on the matters.

5. SELECTION AND NOMINATION OF TRUSTEES. While this Plan is in effect, at the selection and nomination of the Independent Trustees of the Trust shall be committed to the discretion of such Independent Trustees.

6. OTHER EXPENSES OF THE FUND AND THE FUND'S INVESTMENT ADVISER. To the extent that any payments by a Fund on behalf of a class pursuant to its investment advisory agreement with Meridian Investment Management Corporation ("Meridian") are considered to be "primarily intended to result in the sale of the shares" of a class within the meaning of the Rule, such payments, when made by a Fund pursuant to the investment advisory agreement, are authorized under the Plan. Any distribution expenses related to the sale of the Shares of any class incurred by Meridian are in addition to the distribution fee paid by the Fund pursuant to paragraph 2 above. Adoption of the Plan shall not be deemed to mean that any payments made by a Fund and authorized by the Plan pursuant to this paragraph constitute distribution expenses within the meaning of the Rule, or that payment of distribution expenses by Meridian constitutes the indirect payment of distribution expenses by a Fund.

7. AGREEMENTS RELATED TO THIS PLAN. Agreements with persons providing distribution services to be paid for or reimbursed under this Plan shall provide that:

       a) the agreement will continue in effect only if the Plan is specifically approved by vote of a majority of the Trustees of the Trust;

       b) the agreement may be terminated at any time, without payment of any penalty, if the Plan is terminated by vote of a majority of (i) the Independent Trustees or (ii) the outstanding voting securities of the Fund, on not more than sixty (60) days' written notice to any other party to the agreement;

      c)  the  agreement will terminate automatically   in  the  event  of  an
          assignment;

      d) in the event the agreement is terminated or otherwise discontinued, no further payments or reimbursements will be made by a Fund after the effective date of such action; and

      e) payments and/or reimbursements may only be made for the specific sales or promotional services or activities identified in Section 1 of this Plan and must be made on or before the last day of the one year period commencing on the last day of the calendar quarter during which the service or activity was performed.

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8.    QUARTERLY  REPORTS.  Any person  authorized to direct the disposition of monies paid or payable pursuant to the Plan shall provide to the Trustees of the Trust on a quarterly basis, and the Trustees shall review a written report of the amounts expended pursuant to this Plan and any related agreement and the purposes for which such expenditures were made.

9. RECORDKEEPING. The Trust shall preserve copies of this Plan and any related agreement and all reports made pursuant to Section 8 hereof, for a period of not less than six years from the date of this Plan. Any such related agreement or such reports for the first two years will be maintained in an easily accessible place.

10. LIMITATION OF LIABILITY. Any obligations of the Trust hereunder shall not be binding upon any of the Trustees, officers or shareholders of the Trust personally, but shall bind only the assets and property of the Trust. The term "ICON Funds" means and refers to the Trustees from time to time serving under the Agreement and Declaration of Trust of the Trust, a copy of which is on file with the Secretary of The Commonwealth of Massachusetts. The execution of this Plan has been authorized by the Trustees, and this Plan has been signed on behalf of the Trust by an authorized officer of the Trust, acting as such and not individually, and neither such authorization by such Trustees nor such execution by such officer shall be deemed to have been made by any of them individually or to impose any liability on any of them personally, but shall bind only the assets and property of the Trust as provided in the Agreement and Declaration of Trust.

This Plan was amended and restated as of July 9, 2002.

ICON FUNDS

By:  /s/ Andra C. Ozols

Name:  Andra C. Ozols

Title: Vice President and Secretary

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                                   EXHIBIT A


Name of Series and Classes

ICON Fund
      Class C
      Class I

ICON Bond Fund
      Class C
      Class I

ICON Covered Call Fund
      Class C
      Class I

ICON Equity Income Fund
      Class C
      Class I

ICON Long/Short Fund
      Class C
      Class I


Dated:  July 9, 2002

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